Exhibit 21.1

List of Subsidiaries of RPX Corporation

Legal Name	Jurisdiction	Type of Entity

RPX-NW Acquisition LLC	Delaware	Limited Liability Company

RPX-LV Acquisition LLC	Delaware	Limited Liability Company